                                                                      EXHIBIT 12

                      VARCO INTERNATIONAL, INC.
                      STATEMENT RE COMPUTATIONS OF RATIOS
                      ($000'S)

                                                                 1999          1998            1997
                                                           --------------------------------------------
Ratio of Earnings to Fixed Charges
----------------------------------

     Earnings:
        Pretax Income                                       $57,946            $91,157         $76,696
        Plus:
             Interest Expense                                   745              1,823           3,510
             Amortization of Debt
               Issuance Costs                                   102                154             154
                                                           --------------------------------------------

             Total                                          $58,793            $93,134         $80,360
                                                           ============================================

     Fixed Charges:
             Interest Expense                               $   745            $ 1,823         $ 3,510
             Amortization of Debt
                Issuance Costs                                  102                154             154
                                                           --------------------------------------------

             Total                                          $   847            $ 1,977         $ 3,664
                                                           ============================================

     Ratio of Earnings to Fixed Charges                       69.41              47.11           21.93